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                                                                    Exhibit 23.1

                            [LETTERHEAD of KPMG LLP]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SPSS Inc.:

We consent to the use of our report dated July 23, 2004, with respect to the consolidated balance sheets of SPSS Inc. and subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related consolidated financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated July 23, 2004, contains an explanatory paragraph that refers to the Company's restatement of the consolidated financial statements as of and for each of the years in the two-year period ended December 31, 2002, a change in the Company's method of accounting for goodwill and other intangible assets upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002, and the Company's adoption of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" effective July 1, 2003.


                                                           /s/ KPMG LLP
                                                    --------------------------

Chicago, Illinois
OCTOBER 26, 2004